169 NE 43rd Street | Miami, FL 33137

           Phone: 786.273.9152        www.eilerslawgroup.com

April 17, 2014

VitaCig, Inc.

800 Bellevue Way NE

Suite 400

Bellevue, WA 98004

RE:    VitaCig, Inc. Registration Statement on Form S-1

Gentlemen:

I have been retained by VitaCig, Inc., a Nevada corporation (the "Company"), in connection with the Registration Statement (the "Registration Statement"), on Form S-1to be filed by the Company with the U.S. Securities and Exchange Commission relating to the offering of 250,000,000 shares of the common capital stock of the Company, par value $0.0001, to be sold in part by certain shareholders and at a fixed price of $0.01 per share. You have requested that I render my opinion as to whether or not the securities issued and addressed in the Registration Statement have been validly issued, fully paid, and non-assessable.  In particular, as the shares are to be derived from a distribution from mCig, Inc., a Nevada corporation, reporting to the Securities and Exchange Commission, and trading under the symbol “MCIP:OTCQB”, I have extended my review to the securities of shareholder of mCig, Inc. and that they have been validly issued, fully paid, and non-assessable.

In connection with the request, I have examined the following:

1.

Certificate of Incorporation of mCig, Inc., f/k/a Lifetech Industries, Inc.;

2.

Articles of Amendment of mCig, Inc., f/k/a Lifetech Industries, Inc.;

3.

The Bylaws of mCig, Inc., f/k/a Lifetech Industries, Inc.;

4.

The filings made with the SEC in regards to mCig, Inc., f/k/a Industries, Inc.;

5.

A current shareholder listed for mCig, Inc., provided by Island Stock Transfer;

6.

Certificate of Incorporation of VitaCig, Inc.;

7.

The Bylaws of VitaCig, Inc.;

8.

The Contribution Agreement between mCig, Inc. and VitaCig, Inc., dated February 24,2014;

9.

The Registration Statement;, and

10.

Unanimous consent resolutions of mCig, Inc.’s and the Company's Boards of Directors, as they relate to private placements, issuances, and the Registration Statement;

In my examination,  I have  assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, and conformity with the originals of all documents submitted to me as copies  thereof,  and I have made no independent  verification of the factual matters as set forth in such documents or certificates. In addition, I have made such other examinations of law and fact as I have deemed relevant in order to form a basis for the opinion hereinafter expressed.

Based on the above examination, I am of the opinion that the issuance 270,135,000 shares from mCig, Inc. upon the Registration Statement being deemed effective, shall be validly issued, fully paid and

169 NE 43rd Street | Miami, FL 33137

           Phone: 786.273.9152        www.eilerslawgroup.com

non-assessable under the corporate laws of the state of Nevada and the Bylaws of the Company.  Further, I am of the opinion that mCig, Inc. has approximately 9017 shareholders holding 270,135,000 shares validly issued, fully paid and non-assessable, and that the distribution of a derivative equal to one share of VitaCig, Inc. for each share of mCig, Inc. held is valid under Nevada law and the Bylaws of mCig, Inc.

In addition, I have confirmed that of the 270,135,000 of mCig, Inc., only 250,000,000 shares meet the standards set by VitaCig, Inc.’s Board of Directors and accepted by mCig, Inc. I have no reason to believe there are dissenting shareholders in this regard, thus the registration of 250,000,000 is valid under Nevada law and the bylaws of both VitaCig, Inc. and mCig, Inc.

This opinion is based on Nevada general corporate law, including statutory provisions, applicable provisions of the state Nevada constitution and reported judicial decisions interpreting those laws.  I express no opinion, and none should be inferred, as to any other laws, including, without limitation, laws of any other state.

The opinions set forth herein are subject to the following  qualifications: (a) I have made no independent  verification of the factual matters as set forth in the documents or certificates reviewed, and (b) the opinions set forth herein are limited to the matters  expressly set forth in this opinion  letter,  and no opinion is to be implied or may be  inferred  beyond the  matters  expressly  so stated.

I consent to my name being used in the Registration Statement as having rendered the foregoing opinion and as having represented the Company in connection with the Registration Statement.

Sincerely,

/s/ William Robinson Eilers______

William Robinson Eilers, Esq.